Herc Holdings Announces Succession in Financial Leadership

BONITA SPRINGS, Fla., March 9 ― Herc Holdings Inc. (NYSE: HRI), a leading North American equipment rental supplier operating through Herc Rentals Inc., announced that, effective March 10, 2023, Senior Vice President and Chief Financial Officer Mark H. Irion will resign his position for another opportunity. He will remain with Herc Holdings through March 31, 2023, to ensure a smooth internal succession process. Irion joined Herc Holdings in June 2018.

The company is pleased to announce that, effective March 10, 2023, Mark Humphrey, previously the company’s Vice President and Chief Accounting Officer, will be promoted to Senior Vice President and Chief Financial Officer. Humphrey joined Herc Holdings in April 2017 from Alico, Inc., a publicly traded agribusiness and resource-management company, where he served as Chief Financial Officer and as Chief Accounting Officer. His nearly 30-year career also includes roles as Chief Financial Officer for Compass Management Group, a property-management company, and nearly 10 years in public accounting with PricewaterhouseCoopers LLP.

Also, effective March 10, 2023, Mark Schumacher, the company’s Vice President, Controller, will assume the additional role as Chief Accounting Officer. Schumacher joined Herc Holdings in February 2017 and has nearly 25 years of audit, accounting and financial reporting experience, including Global Controller for GE’s Automation and Controls division, Vice President, Corporate Controller, for SunEdison, Inc., and 14 years in public accounting with KPMG LLP.

“I extend my best wishes to Mark Irion as he moves on to his next career chapter and thank him for his valuable contributions to the company’s progress over the past five years, including building strong accounting, financial planning, and financial control teams that are well-positioned to support the robust growth and evolution of our company moving forward,” said Larry Silber, President and Chief Executive Officer.

“I am confident that we will have a seamless transition as Mark Humphrey and Mark Schumacher, along with their teams, have operated closely and cohesively with Mark Irion in executing the company’s business strategy. As seasoned professionals, both are strong, proven leaders who know our company and industry well. I look forward to continuing to work with them as we execute our strategy to grow our market share and improve shareholder value.”

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About Herc Holdings Inc.
Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 356 locations in North America. With over 57 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,600 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2022 total revenues were approximately $2.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com